Exhibit 99.3
June 6, 2008
Finance Scholars Group
Two Theatre Square, Suite 218
Orinda, CA 94563
VIA ELECTRONIC MAIL
To Whom It May Concern:
On April 1, 2008, Energy Recovery, Inc. (the “Company”), a developer and manufacturer of efficient energy recovery devices utilized in water desalination plants, filed a registration statement on Form S-1 (the “Registration Statement”) with the U.S. Securities and Exchange Commission in connection with its initial public offering.
The Registration Statement (including any amendments thereto) and prospectus that forms a part thereof include statements that are based upon Finance Scholars Group’s review of the Company’s stock option valuations.
The Company requests Finance Scholars Group’s consent to the use of its name and statements that are based upon Finance Scholars Group’s valuation analysis. Please evidence your consent to the foregoing by signing and dating your consent where indicated below and returning a copy of the executed document to my attention, at +1 (510) 746-0019 if sent via facsimile, or twillardson@energy-recovery.com if sent via e-mail. Thank you in advance for your cooperation with this matter.
Sincerely,

Tom Willardson, Chief Financial Officer
Energy Recovery, Inc.

Finance Scholars Group

By:

Name:	Terry Lloyd

Title:	Director

Date:	June 6, 2008